September 1, 2009

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

This letter confirms that Clive D. Bode and John E. Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

Very truly yours,

/s/ Kevin Burns

Kevin Burns

301 Commerce Street, Suite 3300, Fort Worth, TX 76102

817-871-4000 T ~ 817-871-4088 F